Exhibit 99.1

FOR IMMEDIATE RELEASE

ProShares Announces Changes to ETF Lineup

BETHESDA, MD – March 11, 2022 – ProShare Advisors and ProShare Capital Management announced today plans to liquidate and close six ProShares Trust ETFs and two ProShares Trust II ETFs based on an ongoing review of ProShares product offerings. Specifically, the following ETFs will be liquidated and closed:

ProShares Trust	Ticker	Exchange
ProShares Morningstar Alternative Solutions ETF	ALTS	Cboe BZX
ProShares Short Oil & Gas	DDG	NYSE Arca
ProShares Short Term USD Emerging Markets Bond ETF	EMSH	Cboe BZX
ProShares Managed Futures Strategy ETF	FUT	Cboe BZX
ProShares RAFI™ Long/Short	RALS	NYSE Arca
ProShares Short Basic Materials	SBM	NYSE Arca

ProShares Trust II	Ticker	Exchange
ProShares UltraShort Australian Dollar	CROC	NYSE Arca
ProShares Short Euro	EUFX	NYSE Arca

The last day the funds will accept creation and redemption orders is May 2, 2022. Trading in the funds will be halted prior to market open on May 3, 2022. Beginning on May 3, 2022, the funds will not be traded on their respective exchanges, and there will be no secondary market for fund shares. On or about May 3, 2022, the funds will begin the process of liquidating their portfolios and will no longer be managed in accordance with their investment objectives. Any shareholders remaining in the funds will have their shares redeemed at net asset value on or about May 12, 2022 (ProShares Trust II) or May 17, 2022 (ProShares Trust).

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, with more than $65 billion in assets. The company is the leader in strategies such as dividend growth, interest rate hedged bond and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact

ProShares, 866.776.5125, ProShares.com

Geared (leveraged or short) ProShares ETFs seek returns that are a multiple of (e.g., 2x or -2x) the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes and may be less liquid than stocks of larger companies. Please see summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Separate ProShares Trust II prospectuses available for Volatility, Commodity, and Currency ProShares.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.

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